UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 23, 2010

Valeant Pharmaceuticals International
(Exact Name of Registrant Specified in Charter)

Delaware	1-11397	33-0628076
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
One Enterprise
Aliso Viejo, California 92656
(Address of Principal Executive Offices) (Zip Code)
(949) 461-6000
(Registrant’s Telephone Number, including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 23, 2010, Valeant Pharmaceuticals International (the “Company”) amended the employment agreement between the Company and J. Michael Pearson, Chairman and Chief Executive Officer (the “Amendment”). In connection with the Amendment, Mr. Pearson’s Employment Agreement, dated February 1, 2008, as amended November 30, 2009, was amended and restated to incorporate the Amendment (the “Employment Agreement”).
The Amendment made changes to the bonus and severance benefits payable to Mr. Pearson if his employment is terminated by the Company without cause or by Mr. Pearson for Good Reason, either prior to a Change in Control or more than 12 months following a Change in Control. As amended, the Employment Agreement provides that the Company shall pay to Mr. Pearson:
•	a bonus or incentive award in respect of the fiscal year in which his termination date occurs, as though he had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, equal to the pro rata amount of the lesser of (x) the bonus or incentive award that he would have been entitled to receive based on actual achievement against the stated performance objectives, or (y) the bonus or incentive award that he would have been entitled to receive assuming that the applicable performance objectives for such year were achieved at “target;” payable no later than March 15 of the year following his termination; and

•	a severance payment in the amount of (A) two times his base salary, plus (B) $3.0 million; payable in a lump sum payment within sixty (60) days following his termination.
The Amendment also made changes to the vesting triggers for the Performance Share Units issued February 1, 2008 (“2008 PSUs”), as follows:
•	eliminates the early vesting of the second and third tranches of the 2008 PSUs that had been added by amendment in November 2009, under which the second and third tranches of the 2008 PSUs could have vested in advance of February 1, 2011 if the average stock price for the prior 20 trading days as of a date was for the second tranche above $37.41, and was for the third tranche above $50.26; and

•	provides that if the financial performance-based goal approved by the Company’s Compensation Committee for the period beginning on or after April 1, 2010 is achieved, then the second tranche of the 2008 PSUs shall vest, conditioned on the issuance by the Internal Revenue Service on or before March 5, 2011 of a favorable private letter ruling that such performance goal vesting will meet the requirements for the 2008 PSUs to qualify as other performance-based compensation exempt from the limitations applicable under Section 162(m) of the Internal Revenue Code.
These amendments were all intended to optimize the tax-deductibility to Valeant (under IRS Section 162(m)) of Mr. Pearson's compensation. The changes to his severance formulas preserve substantially similar economics to those of his existing contract while maximizing tax deductibility to the Company. The changes to the early vesting terms of the 2008 PSUs represent less favorable economics to Mr. Pearson than those of his existing contract but more favorable tax treatment for the Company.
The foregoing description of the Amendment is qualified in its entirety by reference to the Employment Agreement, as amended and restated, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
10.1	Employment Agreement, dated March 23, 2010, between J. Michael Pearson and Valeant Pharmaceuticals International

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
Date: March 29, 2010	By:	/s/ Steve T. Min
Steve T. Min
Executive Vice President and General Counsel

EXHIBIT INDEX

10.1	Employment Agreement, dated March 23, 2010, between J. Michael Pearson and Valeant Pharmaceuticals International